Exhibit 99.1
BEACON REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS
•Record fourth quarter and full year net sales, strong net income, and highest Adjusted EBITDA in history
•Ambition 2025 execution continued to generate growth with significant contributions from enhanced sales capabilities, greenfield investments, and M&A
•Strong net income margin and double-digit Adjusted EBITDA margin for the third consecutive full year driven by diligent pricing execution, productivity, and improvements from the bottom quintile branch initiative
•Record full year cash flow enabled investment in growth initiatives and returns to shareholders while maintaining balance sheet strength
HERNDON, VA.—(BUSINESS WIRE)— February 27, 2024 — Beacon (Nasdaq: BECN) (the “Company”, “we”, “our”) announced results today for the fourth quarter and full year ended December 31, 2023 (“2023”).
“Our 2023 results demonstrate that our Ambition 2025 strategy has multiple paths to growth and can deliver results in a variety of conditions,” said Julian Francis, Beacon’s President & CEO. “We delivered record fourth quarter and full year sales, strong net income, and our highest Adjusted EBITDA in history. We have reported year-over-year net sales growth for the last 12 quarters highlighting the resiliency of our business model and the necessity of our products. We remained focused on those items within our control, including pricing, operating efficiency, and working capital management. Our ability to generate substantial cash flow allowed us to re-invest in future growth. In 2023, we acquired 21 branches and opened 28 greenfield locations in key markets enhancing our customer reach and service. We also enhanced our sales capabilities by adding to our organizational leadership positions and expanding our sales training program. During the year, we also returned a significant amount of capital to shareholders. We deployed more than $800 million to repurchase all of the outstanding preferred shares on top of approximately $111 million in common share repurchases. In addition, we invested in growth capital including the highest capex in our history while, at the same time, maintaining our net debt leverage at 2.4 times as of year-end. Two years since we announced our Ambition 2025 plan, it has proven to be sustainable and we are well positioned in a large, attractive and growing market. Our over 8,000 team members have built a winning culture and stand ready to continue unlocking the long-term potential of Beacon.”
Fourth Quarter and Full Year Financial Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
(Unaudited; $ in millions, except per share amounts)
Net sales	$2,299.5	$1,969.4	$9,119.8	$8,429.7
Gross profit	$592.0	$515.6	$2,342.7	$2,235.5
Gross margin %	25.7%	26.2%	25.7%	26.5%

Operating expense	$428.5	$389.3	$1,630.5	$1,532.1
% of net sales	18.6%	19.8%	17.9%	18.2%
Adjusted Operating Expense[1]	$408.5	$364.3	$1,538.1	$1,430.8
% of net sales[1]	17.8%	18.5%	16.9%	17.0%

Net income (loss)	$95.1	$73.3	$435.0	$458.4
% of net sales	4.1%	3.7%	4.8%	5.4%
Adjusted Net Income (Loss)[1]	$111.2	$93.2	$507.9	$537.9
% of net sales[1]	4.8%	4.7%	5.6%	6.4%
Adjusted EBITDA[1]	$216.7	$178.5	$929.6	$910.0
% of net sales[1]	9.4%	9.1%	10.2%	10.8%

1.Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

Fourth Quarter
Net sales increased 16.8% compared to the prior year to $2.30 billion, a Company record for fourth quarter net sales. The increase in net sales was driven by organic volume growth including greenfields over the last four quarters. Estimated organic volumes (including greenfields) and weighted-average selling price increased approximately 12-13% and 0-1%, respectively. Additionally, acquired branches contributed more than 4% to the increase in fourth quarter net sales.
Residential roofing product sales increased 20.2%, non-residential roofing product sales increased 11.4%, and complementary product sales increased 16.0% compared to the prior year. The increase in residential roofing product sales was primarily due to higher volumes. The increase in non-residential roofing product sales was primarily due to strong underlying market demand. The increase in complementary product sales was largely due to growth in our waterproofing business primarily due to the November 2022 acquisition of Coastal Construction Products. The three-month periods ended December 31, 2023 and 2022 each had 61 business days.
Gross margin decreased to 25.7%, from 26.2% in the prior year, as higher product costs offset higher average selling prices for our products. The increases in operating expense and Adjusted Operating Expense in 2023 were attributable to an increase in payroll and benefits costs, primarily due to increased headcount attributable to acquired branches and greenfields, as well as wage inflation. Both operating expense and Adjusted Operating Expense as a percent of sales were comparatively lower in the fourth quarter of 2023, driven by higher sales combined with cost management.
Net income (loss) was $95.1 million, compared to $73.3 million in the prior year. Adjusted EBITDA was $216.7 million, compared to $178.5 million in the prior year. Net income (loss) per common share (“EPS”) on a diluted basis was $1.47, compared to $0.88 in the prior year. Fourth quarter results compared to the prior year period were driven by higher net sales.
In February 2023, Beacon announced an increase in its share repurchase program, pursuant to which the Company may purchase up to $500 million of its common stock (inclusive of the $112 million remaining authorization under the program announced in February 2022). In the fourth quarter of 2023, the Company repurchased and retired $11.0 million of its common stock through open market repurchases. As a result, there were 63.3 million shares of common stock outstanding as of December 31, 2023.
Year ended December 31, 2023
Net sales increased 8.2% compared to the prior year to $9.12 billion, a Company record. The increase in net sales was largely driven by the contributions of acquired branches and greenfields over the last four quarters. Additionally, weighted-average selling price and estimated organic volumes (including greenfields) increased approximately 2-3% and 1-2%, respectively. Additionally, acquired branches contributed more than 4% to the year-over-year increase in net sales.
Residential roofing product sales increased 10.3%, non-residential roofing product sales decreased 2.7%, and complementary product sales increased 18.6% compared to the prior year. The increase in residential roofing product sales was primarily due to higher volumes. The increase in complementary product sales was largely due to growth in our waterproofing business primarily due to the November 2022 acquisition of Coastal Construction Products. The years ended December 31, 2023 and 2022 each had 252 business days.
Gross margin decreased to 25.7%, from 26.5% in the prior year as higher product costs more than offset higher average selling prices for our products. The increases in operating expense and Adjusted Operating Expense in 2023 were largely from acquired branches and greenfields. Excluding these impacts, operating expense from existing branches decreased by approximately 0.9%, or $14.0 million. The comparative decrease was related to a decrease in general and administrative expense due to lower professional fees coupled with a decrease in bad debt expense due to improved collections. On a consolidated basis, both operating expense and Adjusted Operating Expense as a percent of sales were lower year-over-year, largely driven by higher sales combined with cost management.
In July 2023, the Company repurchased all 400,000 issued and outstanding shares of its preferred stock from an affiliate of Clayton, Dubilier & Rice, LLC for $805.4 million, including $0.9 million of accrued but unpaid dividends. The aggregate repurchase price and related transaction fees and expenses were financed by a combination of proceeds from a new senior notes offering, as well as borrowings under our secured credit facility and cash on hand.
Net income (loss) was $435.0 million, compared to $458.4 million in the prior year. Adjusted EBITDA was $929.6 million, compared to $910.0 million in the prior year. Diluted EPS was $(0.43), compared to $5.55 in the prior year. The negative diluted EPS in 2023 is attributable to the $414.6 million preferred stock repurchase premium, which is included as a component of net income (loss) attributable to common stockholders in calculating EPS. See full reconciliation in the consolidated statements of operations below.
In 2023, the Company repurchased and retired $110.9 million of its common stock through a combination of a Rule 10b5-1 repurchase plan and open market transactions. As a result, shares of common stock outstanding decreased, net of issuance, to 63.3 million as of December 31, 2023, from 64.2 million as of December 31, 2022. As of December 31, 2023, we had approximately $389.1 million available for repurchases remaining under the current Repurchase Program.
To calculate approximate weighted average selling price and product cost changes, we review organic U.S. warehouse sales of the same items sold regionally period over period and normalize the data for non-representative outliers. To calculate estimated volumes, we subtract the change in weighted average selling price, as described above, from the total changes in sales, excluding acquisitions and dispositions. As a result, and especially in high inflationary periods, the weighted average selling price and estimated volume changes may not be directly comparable to changes reported in prior periods.
During the fourth quarter of 2023, we revised our definition of when a branch classification changes from acquired to existing. Previously, the results of operations of branches were designated as acquired until they had been under our ownership for at least four full fiscal quarters at the start of the fiscal reporting period, after which such branches were classified as existing. Under our new definition, the results of operations of branches will be designated as acquired until they have been under our ownership and have contributed to our results of operations for at least 12 calendar months (inclusive of partial month activity), after which such branches are classified as existing. The effect of this change in definition is that the prior year results of operations for branches will be reclassified to existing when the comparable current month’s financial results are also classified as existing.
Please see the included financial tables for a reconciliation of “Adjusted” non-GAAP financial measures to the most directly comparable GAAP financial measure, as well as further detail on the components driving the net changes over the comparative periods.

Earnings Call
The Company will host a conference call and webcast today at 5:00 p.m. ET to discuss these results. Details for the earnings release event are as follows:

What:	Beacon Fourth Quarter and Full Year 2023 Earnings Call
When:	Tuesday, February 27, 2024
Time:	5:00 p.m. ET
Access:	Register for the conference call or webcast by visiting:
Beacon Investor Relations – Events & Presentations
Upon registration, participants will receive an email containing event details and unique access codes. To ensure timely access, participants should register for the earnings call at least 10 minutes before the 5:00 p.m. ET start time. An archived copy of the webcast will be available on the Events & Presentations page shortly after the call.
Forward-Looking Statements
This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate,” “estimate,” “expect,” “believe,” “will likely result,” “outlook,” “project” and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company’s Form 10-K for the fiscal year ended December 31, 2022 and subsequent filings with the U.S. Securities and Exchange Commission. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.
About Beacon
Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of building products, including roofing materials and complementary products, such as siding and waterproofing. The Company operates over 530 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of nearly 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2023	% of Net Sales	2022	% of Net Sales	2023	% of Net Sales	2022	% of Net Sales
	(Unaudited)
Net sales	$2,299.5	100.0%	$1,969.4	100.0%	$9,119.8	100.0%	$8,429.7	100.0%
Cost of products sold	1,707.5	74.3%	1,453.8	73.8%	6,777.1	74.3%	6,194.2	73.5%
Gross profit	592.0	25.7%	515.6	26.2%	2,342.7	25.7%	2,235.5	26.5%
Operating expense:
Selling, general and administrative	383.0	16.7%	350.3	17.8%	1,454.3	15.9%	1,372.9	16.3%
Depreciation	25.6	1.0%	19.7	1.0%	91.2	1.1%	75.1	0.9%
Amortization	19.9	0.9%	19.3	1.0%	85.0	0.9%	84.1	1.0%
Total operating expense	428.5	18.6%	389.3	19.8%	1,630.5	17.9%	1,532.1	18.2%
Income (loss) from operations	163.5	7.1%	126.3	6.4%	712.2	7.8%	703.4	8.3%
Interest expense, financing costs and other	37.1	1.6%	25.4	1.3%	126.1	1.4%	83.7	1.0%
Income (loss) before income taxes	126.4	5.5%	100.9	5.1%	586.1	6.4%	619.7	7.3%
Provision for (benefit from) income taxes	31.3	1.4%	27.6	1.4%	151.1	1.6%	161.3	1.9%
Net income (loss)	95.1	4.1%	73.3	3.7%	435.0	4.8%	458.4	5.4%

Reconciliation of net income (loss) to net income (loss) attributable to common stockholders:
Net income (loss)	$95.1	4.1%	$73.3	3.7%	$435.0	4.8%	$458.4	5.4%
Dividends on Preferred Stock	—	—%	(6.0)	(0.3)%	(13.9)	(0.2)%	(24.0)	(0.3)%
Undistributed income allocated to participating securities	—	—%	(8.7)	(0.4)%	(34.1)	(0.4)%	(54.8)	(0.7)%
Repurchase Premium	—	—%	—	—%	(414.6)	(4.5)%	—	—%
Net income (loss) attributable to common stockholders	$95.1	4.1%	$58.6	3.0%	$(27.6)	(0.3)%	$379.6	4.4%

Weighted-average common stock outstanding:
Basic	63.4		65.1		63.7		67.1
Diluted	64.8		66.4		63.7		68.4

Net income (loss) per common share:
Basic	$1.50		$0.90		$(0.43)		$5.66
Diluted	$1.47		$0.88		$(0.43)		$5.55

BEACON ROOFING SUPPLY, INC.
Consolidated Balance Sheets
(In millions)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$84.0	$67.7
Accounts receivable, net	1,140.2	1,009.1
Inventories, net	1,227.9	1,322.9
Prepaid expenses and other current assets	444.6	417.8
Total current assets	2,896.7	2,817.5
Property and equipment, net	436.4	337.0
Goodwill	1,952.6	1,916.3
Intangibles, net	403.5	447.7
Operating lease right-of-use assets, net	503.6	467.6
Deferred income taxes, net	2.1	9.9
Other assets, net	12.8	7.5
Total assets	$6,207.7	$6,003.5

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$942.8	$821.0
Accrued expenses	498.6	448.0
Current portion of operating lease liabilities	89.7	94.5
Current portion of finance lease liabilities	26.2	16.1
Current portion of long-term debt	10.0	10.0
Total current liabilities	1,567.3	1,389.6
Borrowings under revolving lines of credit, net	80.0	254.9
Long-term debt, net	2,192.3	1,606.4
Deferred income taxes, net	20.1	0.2
Other long-term liabilities	0.5	—
Operating lease liabilities	423.7	382.1
Finance lease liabilities	100.3	67.0
Total liabilities	4,384.2	3,700.2

Convertible Preferred Stock	—	399.2

Stockholders’ equity:
Common stock	0.6	0.6
Undesignated preferred stock	—	—
Additional paid-in capital	1,218.4	1,187.2
Retained earnings	618.8	728.8
Accumulated other comprehensive income (loss)	(14.3)	(12.5)
Total stockholders’ equity	1,823.5	1,904.1
Total liabilities and stockholders’ equity	$6,207.7	$6,003.5

BEACON ROOFING SUPPLY, INC.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2023	2022
Operating Activities
Net income (loss)	$435.0	$458.4
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	176.2	159.2
Stock-based compensation	28.0	27.6
Certain interest expense and other financing costs	2.2	5.2
Gain on sale of fixed assets and other	(15.6)	(4.1)
Deferred income taxes	27.3	30.1
Changes in operating assets and liabilities:
Accounts receivable	(104.7)	(111.4)
Inventories	129.1	(117.7)
Prepaid expenses and other current assets	(27.5)	(36.3)
Accounts payable and accrued expenses	141.6	(15.2)
Other assets and liabilities	(3.8)	5.3
Net cash provided by (used in) operating activities	787.8	401.1

Investing Activities
Capital expenditures	(122.9)	(90.1)
Acquisition of business, net	(119.0)	(309.2)
Proceeds from sale of assets	17.5	5.2
Purchases of investments	(1.2)	(1.5)
Net cash provided by (used in) investing activities	(225.6)	(395.6)

Financing Activities
Borrowings under revolving lines of credit	2,374.2	2,781.3
Payments under revolving lines of credit	(2,550.7)	(2,520.6)
Payments under term loan	(10.0)	(10.0)
Borrowings under senior notes	600.0	—
Payment of debt issuance costs	(8.0)	—
Payments under equipment financing facilities and finance leases	(21.2)	(12.1)
Repurchase of convertible Preferred Stock	(805.7)	—
Repurchase and retirement of common stock, net	(110.9)	(388.1)
Payment of dividends on Preferred Stock	(18.9)	(24.0)
Proceeds from disgorgement of short-swing profits[1]	5.9	—
Proceeds from issuance of common stock related to equity awards	12.7	16.7
Payment of taxes related to net share settlement of equity awards	(13.8)	(5.7)
Net cash provided by (used in) financing activities	(546.4)	(162.5)

Effect of exchange rate changes on cash and cash equivalents	0.5	(1.1)

Net increase (decrease) in cash and cash equivalents	16.3	(158.1)
Cash and cash equivalents, beginning of period	67.7	225.8
Cash and cash equivalents, end of period	$84.0	$67.7

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$111.3	$83.4
Income taxes, net of refunds[2]	$120.6	$157.1

1.During the year ended December 31, 2023, the Company received payments of $5.9 million from a stockholder related to short-swing trading profits disgorged pursuant to Section 16(b) of the Securities Exchange Act of 1934. The payments were recorded to additional paid-in capital on the consolidated balance sheets.
2.Year ended December 31, 2022 amount includes $18.6 million related to the transition period from October 1, 2021 to December 31, 2021.

BEACON ROOFING SUPPLY, INC.
Consolidated Sales by Line of Business
(Unaudited; in millions)

Sales by Line of Business
	Three Months Ended December 31,				Year-over-Year Change
	2023		2022
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$1,162.8	50.6%	$967.1	49.1%	$195.7	20.2%
Non-residential roofing products	626.7	27.2%	562.6	28.6%	64.1	11.4%
Complementary building products	510.0	22.2%	439.7	22.3%	70.3	16.0%
	$2,299.5	100.0%	$1,969.4	100.0%	$330.1	16.8%

Sales by Business Day[1,2]
	Three Months Ended December 31,				Year-over-Year Change
	2023		2022
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$19.1	50.6%	$15.9	49.1%	$3.2	20.2%
Non-residential roofing products	10.3	27.2%	9.2	28.6%	1.1	11.4%
Complementary building products	8.3	22.2%	7.2	22.3%	1.1	16.0%
	$37.7	100.0%	$32.3	100.0%	$5.4	16.8%

1.The three-month periods ended December 31, 2023 and 2022 each had 61 business days.
2.Dollar and percentage changes may not recalculate due to rounding.

Sales by Line of Business
	Year Ended December 31,				Year-over-Year Change
	2023		2022
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$4,652.0	51.0%	$4,217.9	50.0%	$434.1	10.3%
Non-residential roofing products	2,395.7	26.3%	2,464.3	29.2%	(68.6)	(2.7)%
Complementary building products	2,072.1	22.7%	1,747.5	20.8%	324.6	18.6%
	$9,119.8	100.0%	$8,429.7	100.0%	$690.1	8.2%

Sales by Business Day[1,2]
	Year Ended December 31,				Year-over-Year Change
	2023		2022
	Net Sales	Mix %	Net Sales	Mix %	$	%
Residential roofing products	$18.5	51.0%	$16.8	50.0%	$1.7	10.3%
Non-residential roofing products	9.5	26.3%	9.8	29.2%	(0.3)	(2.7)%
Complementary building products	8.2	22.7%	6.9	20.8%	1.3	18.6%
	$36.2	100.0%	$33.5	100.0%	$2.7	8.2%

1.The years ended December 31, 2023 and 2022 each had 252 business days.
2.Dollar and percentage changes may not recalculate due to rounding.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures
(Unaudited; in millions)
Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we prepare certain financial measures that are not calculated in accordance with GAAP, specifically:
•Adjusted Operating Expense. We define Adjusted Operating Expense as operating expense, excluding the impact of the adjusting items (as described below).
•Adjusted Net Income (Loss). We define Adjusted Net Income (Loss) as net income (loss), excluding the impact of the adjusting items (as described below).
•Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, and the adjusting items (as described below).
We use these supplemental non-GAAP measures to evaluate financial performance, analyze the underlying trends in our business and establish operational goals and forecasts that are used when allocating resources. We expect to compute our non-GAAP financial measures consistently using the same methods each period.
We believe these non-GAAP measures are useful measures because they permit investors to better understand changes over comparative periods by providing financial results that are unaffected by certain items that are not indicative of ongoing operating performance.
While we believe that these non-GAAP measures are useful to investors when evaluating our business, they are not prepared and presented in accordance with GAAP, and therefore should be considered supplemental in nature. These non-GAAP measures should not be considered in isolation or as a substitute for other financial performance measures presented in accordance with GAAP. These non-GAAP financial measures may have material limitations including, but not limited to, the exclusion of certain costs without a corresponding reduction of net income for the income generated by the assets to which the excluded costs relate. In addition, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusting Items to Non-GAAP Financial Measures
The impact of the following expense (income) items is excluded from each of our non-GAAP measures (the “adjusting items”):
•Acquisition costs. Represent certain direct and incremental costs related to acquisitions, including: amortization of intangible assets; professional fees, branch integration expenses, travel expenses, employee severance and retention costs, and other personnel expenses classified as selling, general and administrative; gains/losses related to changes in fair value of contingent consideration or holdback liabilities; and amortization of debt issuance costs. Acquisition costs are impacted by the timing and size of the acquisitions. We exclude acquisition costs from our non-GAAP financial measures to provide a useful comparison of our operating results to prior periods and to our peer companies because such amounts vary significantly based on the magnitude of the acquisition and do not reflect our core operations.
•Restructuring costs. Represent costs stemming from headcount rationalization efforts and certain rebranding costs; impact of divestitures; costs related to changing our fiscal year end; amortization of debt issuance costs; debt refinancing and extinguishment costs; and abandoned lease costs. We exclude restructuring costs from our non-GAAP financial measures, as such items vary significantly based on the magnitude of the restructuring activity and also do not reflect expected future operating expenses. Additionally, these costs do not necessarily provide meaningful insight into the current or past core operations of our business.
•COVID-19 impacts. Represent costs directly related to the COVID-19 pandemic. Beginning January 1, 2023, we determined COVID-19 impacts should no longer be considered an adjusting item. This change was applied prospectively.
The following table presents the pre-tax impact of the adjusting items on our consolidated statements of operations for each of the periods indicated:

	Operating Expense		Non-Operating Expense
	SG&A1	Amortization	Interest Expense	Total
Three Months Ended December 31, 2023
Acquisition costs	$1.6	$19.9	$1.1	$22.6
Restructuring costs	(1.5)	—	0.5	(1.0)
COVID-19 impacts	—	—	—	—
Total adjusting items	$0.1	$19.9	$1.6	$21.6
Three Months Ended December 31, 2022
Acquisition costs	$2.6	$19.3	$1.1	$23.0
Restructuring costs	2.8	—	0.3	3.1
COVID-19 impacts	0.3	—	—	0.3
Total adjusting items	$5.7	$19.3	$1.4	$26.4

Year Ended December 31, 2023
Acquisition costs	$6.9	$85.0	$4.1	$96.0
Restructuring costs	0.5	—	1.5	2.0
COVID-19 impacts	—	—	—	—
Total adjusting items	$7.4	$85.0	$5.6	$98.0
Year Ended December 31, 2022
Acquisition costs	$6.3	$84.1	$4.0	$94.4
Restructuring costs	8.9	—	1.2	10.1
COVID-19 impacts	2.0	—	—	2.0
Total adjusting items	$17.2	$84.1	$5.2	$106.5

1.Selling, general and administrative expense (“SG&A”).

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted Operating Expense
The following table presents a reconciliation of operating expense, the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Operating Expense for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating expense	$428.5	$389.3	$1,630.5	$1,532.1
Acquisition costs	(21.5)	(21.9)	(91.9)	(90.4)
Restructuring costs	1.5	(2.8)	(0.5)	(8.9)
COVID-19 impacts	—	(0.3)	—	(2.0)
Adjusted Operating Expense	$408.5	$364.3	$1,538.1	$1,430.8

Net sales	$2,299.5	$1,969.4	$9,119.8	$8,429.7
Operating expense as % of sales	18.6%	19.8%	17.9%	18.2%
Adjusted Operating Expense as % of sales	17.8%	18.5%	16.9%	17.0%

Adjusted Net Income (Loss)
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted Net Income (Loss) for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$95.1	$73.3	$435.0	$458.4
Adjusting items:
Acquisition costs	22.6	23.0	96.0	94.4
Restructuring costs	(1.0)	3.1	2.0	10.1
COVID-19 impacts	—	0.3	—	2.0
Total adjusting items	21.6	26.4	98.0	106.5
Less: tax impact of adjusting items[1]	(5.5)	(6.5)	(25.1)	(27.0)
Total adjustments, net of tax	16.1	19.9	72.9	79.5
Adjusted Net Income (Loss)	$111.2	$93.2	$507.9	$537.9

Net sales	$2,299.5	$1,969.4	$9,119.8	$8,429.7
Net income (loss) as % of sales	4.1%	3.7%	4.8%	5.4%
Adjusted Net Income (Loss) as % of sales	4.8%	4.7%	5.6%	6.4%

1.Amounts represent tax impact on adjustments that are not included in our income tax provision (benefit) for the periods presented. The tax impact of adjustments for the three months ended December 31, 2023 and 2022 were calculated using a blended effective tax rate of 25.5% and 24.6%, respectively. The tax impact of adjustments for the year ended December 31, 2023 and 2022 were calculated using a blended effective tax rate of 25.6% and 25.4%, respectively.

BEACON ROOFING SUPPLY, INC.
Non-GAAP Financial Measures (continued)
(Unaudited; in millions)
Adjusted EBITDA
The following table presents a reconciliation of net income (loss), the most directly comparable financial measure as measured in accordance with GAAP, to Adjusted EBITDA for each of the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$95.1	$73.3	$435.0	$458.4
Interest expense, net	38.9	26.3	131.9	86.3
Income taxes	31.3	27.6	151.1	161.3
Depreciation and amortization	45.5	39.0	176.2	159.2
Stock-based compensation	5.8	6.6	28.0	27.6
Acquisition costs[1]	1.6	2.6	6.9	6.3
Restructuring costs[1]	(1.5)	2.8	0.5	8.9
COVID-19 impacts[1]	—	0.3	—	2.0
Adjusted EBITDA	$216.7	$178.5	$929.6	$910.0

Net sales	$2,299.5	$1,969.4	$9,119.8	$8,429.7
Net income (loss) as % of sales	4.1%	3.7%	4.8%	5.4%
Adjusted EBITDA as % of sales	9.4%	9.1%	10.2%	10.8%

1.Amounts represent adjusting items included in SG&A; remaining adjusting item balances are embedded within the other line item balances reported in this table.